ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated November 21, 2011

UBS

Leveraged ETNs: Enhanced Exposure And Potentially Enhanced Yield

Leveraged ETNs: Enhanced Exposure And Potentially Enhanced Yield

Leveraged exchange-traded notes (“ETNs”) have become highly popular trading vehicles utilized by professional traders, hedge funds, institutional investors and retail investors seeking leveraged exposure to an index or market segment.

A significant feature of several UBS 2x leveraged ETNs is the potential for enhanced distributions that result from the associated leverage. The table below shows the current annual yield on our distribution-paying 2x leveraged ETNs.

Product Name	Symbol	Current Annual Yield*

ETRACS 2xLeveraged Wells Fargo Business Development Company Index ETN	BDCL	18.90%

ETRACS 2xLeveraged Alerian MLP Infrastructure Index ETN	MLPL	10.89%

* “Current annual yield” is determined by taking the most recently declared Coupon Amount and converting it into an annualized yield by (i) multiplying that number by the number of Coupon Payment Dates in a year and (ii) dividing the resulting number by the closing price of the ETNs on November 18, 2011, and rounded to two decimal places for ease of analysis. The Current annual yield is not indicative of future coupon payments, if any, on the ETNs. You are not guaranteed any Coupon Amount or other distribution under the ETNs.

The ETRACS suite of products offer 2x leveraged exposure to a variety of market segments, including Master Limited Partnerships, Business Development Companies and subsectors in the technology space, such as Cloud Computing, Internet IPOs and Solid State Drives. Additionally, the leveraged equity ETNs on the ETRACS platform utilize a unique monthly principal reset mechanism which mitigates some of the drawbacks, such as index tracking error, associated with the more traditional daily reset products in the market*. Finally, the ETRACS platform provides leveraged exposure at a cost which may be significantly lower than traditional share-purchase financing options, such as margin loans.

* Please note that Leveraged ETRACS ETNs will still be affected by index tracking error because of (i) fees and financing costs that will accrue, and (ii) the monthly reset of principal.

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Potential benefits associated with leveraged ETRACS ETNs

•	2x leveraged exposure to a variety of market segments
•	Enhanced income on the ETRACS quarterly distribution-paying ETNs*
•	Monthly resets on the leverage
•	Advantageous funding levels

* Quarterly distributions, if any, are reduced by applicable financing and investor fees (the “Accrued Fees”).

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A 2x leveraged ETN provides two-times exposure to the Index, which means that you will benefit two times from any positive index performance, but will also have exposure to two times any adverse performance of the Index, before the negative effect of the Accrued Fees and any fees associated with a potential redemption.

Leveraged ETNs should only be purchased by knowledgeable investors who understand the potential consequences of investing in leveraged instruments and exchange-traded notes. Investors should carefully read the risks that are associated with making a leveraged investment in the relevant prospectus.

An investment in ETRACS ETNs involves risks including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETNs.

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ETRACS working to bring innovative trading solutions to market.

To find out more, click on the links above or email ETRACS with your questions.

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More information

etracs.com

Questions? Contact us

Tel: +1-800-ETRACS-5

etrac@ubs.com

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www.etracs.com

This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Futures and futures options trading is speculative, involves a high degree of risk and is not suitable for all investors. Past performance is not necessarily indicative of future results. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/).

ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offerings to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC. UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect.

ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index is not issued, guaranteed, sponsored or advised by Wells Fargo & Company, Wells Fargo Securities, LLC or their subsidiaries and affiliates (collectively, “Wells Fargo”). Wells Fargo makes no representation or warranty, express or implied, to investors in the Product or any member of the public regarding the ability of any data supplied by Wells Fargo or any Index to track financial instruments comprising the Index or any trading market, and no guarantee of performance of the ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index. Wells Fargo’s only relationship to UBS AG is the licensing of certain intellectual property rights relating to the Index as well as trademarks and trade names of Wells Fargo and of the data supplied by Wells Fargo that is determined, composed, compiled and calculated by Wells Fargo or a third party index calculator, without regard to the ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index. Wells Fargo has no obligation to take into consideration the ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index or investors in the Product when determining, composing, compiling or calculating the data. Wells Fargo has no obligation or liability in connection with the issuance, listing, registration, distribution, administration, trading or redemption or settlement by the issuer or otherwise of the ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index.

WELLS FARGO DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR OF ANY DATA SUPPLIED BY IT OR ANY DATA INCLUDED THEREIN. WELLS FARGO MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AG AND THE ETRACS 2XLEVERAGED LONG WELLS FARGO BUSINESS DEVELOPMENT COMPANY INDEX, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF INDEX OR OF THE DATA SUPPLIED BY WELLS FARGO OR ANY DATA INCLUDED THEREIN. WELLS FARGO MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX AND THE DATA SUPPLIED BY WELLS FARGO OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL WELLS FARGO HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

© UBS 2011. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. Alerian MLP Infrastructure Index and Alerian MLP Infrastructure Total Return Index are trademarks of Alerian and their use is granted under a license from Alerian. Wells Fargo Securities, Wells Fargo Securities, LLC, Wells Fargo, and Wells Fargo Business Development Company Index are trademarks of Wells Fargo & Company and have been licensed for use by UBS AG. Other marks may be trademarks of their respective owners. All rights reserved.

In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker-dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC.

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